EXHIBIT 10.16

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 15, 2004

AMONG

ARGONAUT GROUP, INC.,

as the Borrower

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,

as Lenders,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent

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3.5	Taxes.		26
3.6	Lender Statements; Survival of Indemnity		28

ARTICLE IV	CONDITIONS PRECEDENT		28

4.1	Initial Advance		28
4.2	Each Advance		29

ARTICLE V	REPRESENTATIONS AND WARRANTIES		30

5.1	Existence and Standing		30
5.2	Authorization and Validity		30
5.3	No Conflict; Government Consent		30
5.4	Financial Statements		31
5.5	Material Adverse Change; No Default		31
5.6	Taxes		31
5.7	Litigation and Contingent Obligations		31
5.8	Subsidiaries		32
5.9	Accuracy of Information		32
5.10	Regulation U		32
5.11	Material Agreements		32
5.12	Compliance With Laws		32
5.13	Ownership of Properties		32
5.14	ERISA		33
5.15	Plan Assets; Prohibited Transactions		33
5.16	Environmental Matters		33
5.17	Investment Company Act: Other Regulation		34
5.18	Indebtedness		34
5.19	Insurance		34
5.20	Solvency		34
5.21	Permits; Intellectual Property		34
5.22	Labor Matters		34
5.23	OFAC		34

ARTICLE VI	COVENANTS		35

6.1	Financial Reporting		35
6.2	Use of Proceeds		38
6.3	Notice of Default		38
6.4	Conduct of Business; Charter Amendments; Accounting Changes.		38
	6.4.1	Conduct of Business	38
	6.4.2	Charter Amendments	38
	6.4.3	Accounting Changes	39
6.5	Taxes; Claims, Judgments, Etc		39
6.6	Insurance		39
6.7	Compliance with Laws		39
6.8	Maintenance of Properties		40

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6.9	Further Assurances		40
6.10	Restricted Payments		40
6.11	Indebtedness		41
6.12	Merger		41
6.13	Sale of Assets		41
6.14	Investments and Acquisitions		42
6.15	Liens		42
6.16	Affiliate Transactions		43
6.17	ERISA		43
6.18	Financial Covenants.		44
	6.18.1	Interest Coverage Ratio	44
	6.18.2	Leverage Ratio	44
	6.18.3	Minimum Net Worth	44
	6.18.4	Insurance Risk Based Capital	44
6.19	Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities		44
6.20	Insurance Licenses and Permits		44

ARTICLE VII	DEFAULTS		44

7.1	Breach of Representations or Warranties		44
7.2	Failure to Make Payments When Due		44
7.3	Breach of Covenants		45
7.4	Other Breaches		45
7.5	Default as to Other Indebtedness.		45
7.6	Voluntary Bankruptcy; Appointment of Receiver; Etc		45
7.7	Involuntary Bankruptcy; Appointment of Receiver; Etc		45
7.8	Custody or Control of Property		46
7.9	Judgments		46
7.10	Unfunded Liabilities		46
7.11	Other ERISA Liabilities		46
7.12	Environmental Matters		46
7.13	Change in Control		46
7.14	Subordination		46
7.15	Other Default		47
7.16	Rate Management Obligation		47
7.17	Loss of Licenses		47
7.18	Material Adverse Effect		47

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		47

8.1	Acceleration		47
8.2	Amendments		47
8.3	Preservation of Rights		48

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ARTICLE IX	GENERAL PROVISIONS		49

9.1	Survival of Representations		49
9.2	Governmental Regulation		49
9.3	Headings		49
9.4	Entire Agreement		49
9.5	Several Obligations; Benefits of this Agreement		49
9.6	Expenses; Indemnification.		49
9.7	Numbers of Documents		50
9.8	Accounting		50
9.9	Severability of Provisions		51
9.10	Nonliability of Lenders		51
9.11	Confidentiality		51
9.12	Lenders Not Utilizing Plan Assets		52
9.13	Nonreliance		52
9.14	Disclosure		52

ARTICLE X	THE AGENT		52

10.1	Appointment; Nature of Relationship		52
10.2	Powers		52
10.3	General Immunity		52
10.4	No Responsibility for Loans, Recitals, etc		53
10.5	Action on Instructions of Lenders		53
10.6	Employment of the Administrative Agent and Counsel		53
10.7	Reliance on Documents; Counsel		54
10.8	Administrative Agent’s Reimbursement and Indemnification		54
10.9	Notice of Default		54
10.10	Rights as a Lender		54
10.11	Lender Credit Decision		55
10.12	Successor Administrative Agent		55
10.13	Additional Fees		56
10.14	Delegation to Affiliates		56

ARTICLE XI	SETOFF; RATABLE PAYMENTS		56

11.1	Setoff		56
11.2	Ratable Payments		56

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		56

12.1	Successors and Assigns.		56
	12.1.1	Successors and Assigns	56
12.2	Participations.		57
	12.2.1	Permitted Participants; Effect	57
	12.2.2	Voting Rights	57
	12.2.3	Benefit of Setoff	58
12.3	Assignments.		58
	12.3.1	Permitted Assignments	58

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	12.3.2	Effect; Effective Date	58
	12.3.3	The Register	59
12.4	Dissemination of Information		59
12.5	Tax Treatment		59

ARTICLE XIII	NOTICES		59

13.1	Notices		59
13.2	Change of Address		60

ARTICLE XIV	COUNTERPARTS		60

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		60

15.1	CHOICE OF LAW		60
15.2	CONSENT TO JURISDICTION		60
15.3	WAIVER OF JURY TRIAL		61

ARTICLE XVI	USA PATRIOT ACT		61

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v

EXHIBITS

Exhibit A	-	Form of Borrower’s Counsel’s Opinion

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment Agreement

Exhibit D	-	Form of Promissory Note

Exhibit E	-	List of Closing Documents

SCHEDULES

Commitment Schedule

Schedule 1-Investments

Schedule 2-Indebtedness

Schedule 3-Liens

Schedule 4-Subsidiaries

Schedule 5-ERISA

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CREDIT AGREEMENT

This Credit Agreement, dated as of September 15, 2004, is entered into by and among ARGONAUT GROUP, INC., a Delaware corporation, the financial institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or by an assignment pursuant to Section 12.3), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through a purchase of assets, a merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Actuarial Analyses” shall have the meaning set forth in Section 6.1(k).

“Administrative Agent” means LaSalle Bank in its capacity as contractual representative for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of several Revolving Loans (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans of the same Type and, in the case of LIBOR Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.19.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

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“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Twenty-Five Million and 00/100 Dollars ($25,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to the calculation of financial ratios and other financial tests required by this Agreement, including, without limitation, the calculation of the financial covenants set forth in Section 6.18, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4 hereof.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

“A.M. Best” means A.M. Best Company, Inc., together with its successors and assigns.

“Applicable Margin” means, with respect to LIBOR Advances or Floating Rate Advances, a per annum rate which shall be determined from time to time by reference to the following table and the then applicable Leverage Ratio.

Leverage Ratio	Applicable Margin for LIBOR Advances	Applicable Margin for Floating Rate Advances
Greater than or equal to 0.20 to 1.00	2.50%	0.75%

Greater than or equal to 0.10 to 1.00 but less than 0.20 to 1.00	2.25%	0.37%

Less than 0.10 to 1.00	2.00%	0.00%

Until the Borrower delivers its quarterly financials for the quarter ended June 30, 2004, and so long as no Default is then continuing, the Applicable Margin for LIBOR Advances shall be 2.25% and the Applicable Margin for Floating Rate Advances shall be 0.37%. Upon the delivery of such financials, the Applicable Margin shall thereafter be adjusted five Business Days after the Administrative Agent receives the Borrower’s financials as required under Section 6.1,

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in each case together with all certificates and other documents required to be delivered together therewith. If the Borrower does not deliver financials and related certificates and documents hereunder when due, then, commencing or the date upon which such financials should have been delivered and continuing until such financials are actually delivered, it shall be assumed for purposes of determining the Applicable Margin that the Leverage Ratio is greater than or equal to 0.20 to 1.00 and pricing consistent with such ratio shall apply.

“Argonaut Investment Policy” means the investment policy of the Borrower delivered to the Administrative Agent and the Lenders prior to the Closing Date, together with any amendments or supplements thereto which do not materially alter or change the guidelines or objectives of such policy as exist on the Closing Date.

“Arranger” means LaSalle Bank, together with its successors and assigns.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” is defined in Section 6.13.

“Assignment Agreement” is defined in Section 12.3.1.

“Authorized Officer” means any of the chief executive officer, chief financial officer, assistant treasurer, controller or general counsel of the Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Available Dividends” means, on any determination date, and without duplication, with respect to each Insurance Subsidiary, the maximum dividend amount that such Insurance Subsidiary is permitted to pay to its shareholders at such time without approval from the insurance regulatory authority of the jurisdiction in which such Insurance Subsidiary is domiciled.

“Bank Risk-Based Capital Guidelines” is defined in Section 3.2.

“Benefit Plan” means any Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

“Borrower” means Argonaut Group, Inc., a Delaware corporation, and its successors and permitted assigns (including, without limitation, a debtor-in-possession on its behalf).

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities,

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interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any investment grade commercial bank having, or which is the principal banking subsidiary of an investment grade bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above; provided that such repurchase obligations are secured by a first priority security interest in such underlying securities which have, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 by S&P or P-1 by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) through (iv) above, (vi) investment in variable rate demand obligations rated at least A by S&P or A2 by Moody’s and (vii) demand deposit accounts maintained in the ordinary course of business.

“Change” is defined in Section 3.2.

“Change in Control” means:

(i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the outstanding shares of voting stock of the Borrower;

(ii) with respect to any Insurance Subsidiary, a “change in control” as defined in any applicable state insurance holding company regulatory act or in similar legislation, regulations, or applicable insurance commission or department orders shall occur;

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(iii) the majority of the Board of Directors of the Borrower fails to consist of Continuing Directors;

(iv) except as expressly permitted under the terms of this Agreement, the Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding capital stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or

(v) except as otherwise expressly permitted under the terms of this Agreement (including a disposition permitted under Section 6.13(b)), the Borrower shall cease to own and control, directly or indirectly, free and clear of all Liens and other encumbrances all of the economic and voting rights associated with all of the outstanding capital stock of each of the Borrower’s Insurance Subsidiaries or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Borrower’s Insurance Subsidiaries.

“Closing Date” means September 15, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth on the Commitment Schedule or in an Assignment Agreement executed pursuant to Section 12.3, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date, as attached hereto and identified as such.

“Consolidated Funded Debt” means, on any date of determination, the aggregate dollar amount of the Borrower’s and its Subsidiaries’ Indebtedness, including, without limitation, all Indebtedness under the Trust Preferred Securities, as calculated on a consolidated basis, that is actually funded and outstanding on such date, without regard to whether any such Indebtedness is due or payable on such date, provided, that Indebtedness permitted under Section 6.11(e) shall not be included in any calculation of Consolidated Funded Debt.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Subsidiaries, whether paid or accrued (including, without duplication, the interest component of Capitalized Leases, net payments (if any) pursuant to agreements evidencing Rate Management Transactions relating to interest rate protection, commitment fees, and interest payments under the Trust Preferred Securities), all as determined in conformity with Agreement Accounting Principles.

“Consolidated Net Income” means, with reference to any period, the net after tax income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

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“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries, excluding unrealized net gains and losses, calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Contingent Obligations” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

“Contractual Obligation”, as applied to any Person, means any provision of any indenture, mortgage, deed of trust, contract, undertaking, document or other agreement, instrument or securities to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Default” means an event described in Article VII.

“Dollar” and “$” means the lawful currency of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower,

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(ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Borrower, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above or (iv) other Person which is required to be aggregated with the Borrower pursuant to Regulations promulgated under Section 414(o) of the Code.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Office and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Administrative Agent’s or Lender’s principal executive office or such Lender’s applicable Lending Office is located or in which, other than as a result of the transaction evidenced by this Agreement, the Administrative Agent or Lender otherwise is, or at any time was, engaged in business.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fiscal Quarter” means any quarter of a Fiscal Year of the Borrower.

“Fiscal Year” means the annual fiscal reporting period of the Borrower and its Subsidiaries consisting of a period of 12 consecutive months ending on the last day of any calendar year.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, including without limitation, earn-outs and other similar forms of contingent purchase prices (except accounts payable arising in the ordinary course of business but only if and so long as the same are payable on customary terms in trade and in any event no

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later than one year after the incurrence thereof), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including, without limitation all obligations evidenced by the Trust Preferred Securities, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to possession or sale of such property), (e) all obligations of such Person constituting Capitalized Lease Obligations, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase or redeem Redeemable Preferred Stock valued at book value in accordance with then applicable Agreement Accounting Principles, (h) all obligations of such Person in respect of Rate Management Transactions (valued in an amount equal to the highest termination payment, if any, that would be payable upon termination for any reason on the date of determination), (i) all Contingent Obligations of such Person, (j) all Off-Balance Sheet Liabilities of such Person and (k) all Indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; but in each case excluding obligations under operating leases and obligations under employment and severance contracts entered into in the ordinary course of business. The amount of Indebtedness with respect to earn-outs and other similar forms of contingent purchase prices shall be equal to the present value of the obligation, in the case of known recurring obligations, and, in all other cases, the maximum reasonably anticipated liability in respect of the obligation assuming such Person is required to perform thereunder.

“Insurance RBC Model Act” means the NAIC’s Risk-Based Capital (RBC) for Insurers Model Act.

“Insurance RBC Ratio” means, with respect to any Insurance Subsidiary, the ratio of (x) the Total Adjusted Capital (as such term is defined in the Insurance RBC Model Act) of such Insurance Subsidiary as of the end of the calendar year just ended to (y) such Insurance Subsidiary’s Authorized Control Level RBC (as such term is defined in the Insurance RBC Model Act), in each case, as such number is reported under the “Risk-Based Capital Analysis” section of the Five-Year Historical Data schedule of such Insurance Subsidiary’s Annual Statement for the most recent December 31st, as filed with the insurance department (or other equivalent insurance regulatory authority) of the state of domicile of such Insurance Subsidiary.

“Insurance Subsidiaries” means Argonaut Insurance Co., Argonaut Great Central Insurance Co., Argonaut-Midwest Insurance Co., Argonaut-Northwest Insurance Co., Argonaut-Southwest Insurance Co., Georgia Insurance Co., Colony Insurance Co., Colony Specialty Insurance Co., Colony National Insurance Co., Rockwood Casualty Insurance Co., and Somerset Casualty Insurance Co., together with their respective successors and permitted assigns.

“Interest Period” means, with respect to a LIBOR Advance, a period of one, two, or three months or such other period agreed to by the Lenders and the Borrower, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, or three

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months or such other agreed upon period thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, or third succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, or third succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade, or stock, securities, membership interests or other similar property received from an account obligor in full or partial settlement of a delinquent account receivable, only so long as such stock, securities, membership interests or other similar property shall be held for a period of one (1) year or less) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person, any other direct or indirect purchase or acquisition by such Person of any assets other than assets used in the ordinary course of business; and any non-arms length transaction by such Person with another Person or any other transfer of assets by such Person to another Person, with the amount of such Investment being an amount equal to the net benefit derived by such other Person resulting from any such transactions.

“LaSalle Bank” means LaSalle Bank National Association, a national banking association, in its individual capacity, and its successors.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or that become party to this Agreement pursuant to an assignment under Section 12.3, and their respective successors and assigns.

“Lending Office” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof, or on the administrative information sheets provided to the Administrative Agent in connection herewith, or otherwise selected by such Lender or Agent pursuant to Section 2.17.

“Leverage Ratio” means, on any date of determination, the ratio of (x) the Borrower’s Consolidated Funded Debt to (y) the Borrower’s Consolidated Funded Debt plus shareholders’ equity for the Borrower.

“LIBOR Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable LIBOR Rate.

“LIBOR Base Rate” means, with respect to a LIBOR Rate Loan for the relevant Interest Period, the applicable London interbank offered rate for deposits in Dollars as displayed in the Bloomberg Financial Markets System as of 11:00 a.m. (London time) two (2) Business Days

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prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, if the Bloomberg Financial Markets System rate is not available for any reason, the applicable LIBOR Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period. Any LIBOR Base Rate determined on the basis of the rate displayed in the Bloomberg Financial Markets System in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed in the Bloomberg Financial Markets System within one hour of the time when such rate is first displayed by such service.

“LIBOR Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable LIBOR Rate requested by the Borrower pursuant to Sections 2.8 and 2.9.

“LIBOR Rate” means, with respect to a LIBOR Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar agreements).

“Loan” means, with respect to a Lender, any Revolving Loan extended by such Lender.

“Loan Documents” means this Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.13) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Material Adverse Change” means a material adverse change in the business, Property, condition (financial or otherwise), operations, performance, or results of operations of the Borrower or any Subsidiary thereof, or the Borrower and its Subsidiaries taken as a whole, or any event or circumstance or series of events or circumstances, which results in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations, performance, or results of operations of the Borrower, or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” is defined in Section 7.5(i).

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“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, that Borrower, a Subsidiary or an ERISA Affiliate contributes to or has an obligation to contribute to or may have any liability to.

“NAIC” means the National Association of Insurance Commissioners and any successors thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale by any Person, (a) cash or Cash Equivalent Investments (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses and commissions related to such Asset Sale, and (iii) all amounts used to repay Indebtedness (and any premium or penalty thereon) secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness); and (b) cash or Cash Equivalent Investments payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all Loans, Rate Management Obligations, other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any of the Administrative Agent, any Lender, the Arranger, any affiliate of the Administrative Agent or any Lender, the Arranger, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement, any other Loan Document or any agreement evidencing a Rate Management Transaction between the Borrower and a Lender or an Affiliate thereof, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of accounts or any other obligation of the Borrower or such

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transferor to purchasers/transferees of interests in accounts or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any financing lease or so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) all Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each calendar month, and the Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investments” means Investments existing on the Closing Date and described on Schedule 1 hereto and other Investments consisting of: (i) loans or advances in the ordinary course of business to suppliers, officers, directors and employees incidental to carrying on the business of the Borrower or any Subsidiary (including employee relocation loans); (ii) receivables arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries; and (iii) loans to Subsidiaries and loans by a Subsidiary to the Borrower or another Subsidiary to the extent permitted under Section 6.11, in each case in the ordinary course of business.

“Permitted Purchase Money Indebtedness” means, with respect to any Person, any Indebtedness, whether secured or unsecured, including Capitalized Leases, incurred by such Person to finance the acquisition of fixed assets, so long as (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand and (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired.

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“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that Borrower, a Subsidiary or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to or may have any liability to.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by LaSalle Bank (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including without limitation as to the Borrower, any of its Subsidiaries.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the sum of the aggregate outstanding amount of all Loans at such time.

“Purchasers” is defined in Section 12.3.1.

“Preferred Stock” means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

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“Redeemable” means, with respect to any (i) capital stock, (ii) Indebtedness or (iii) other right or obligation, any such capital stock, Indebtedness or other right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer, or (b) is redeemable at the option of the holder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means those Lenders in the aggregate having equal to or greater than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, those Lenders in the aggregate holding equal to or greater than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic supplemental, marginal and other reserves), stated as a decimal, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

“Restricted Payments” has the meaning set forth in Section 6.10.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (and any conversion or continuation thereof).

“Revolving Loan Termination Date” means September 15, 2006.

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“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction in which such Insurance Subsidiary is domiciled.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Series A Mandatory Convertible Preferred Stock” means the 2,953,310 outstanding shares of the Borrower’s Series A Mandatory Convertible Preferred Stock.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities;

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted or as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than five percent (5%) of the consolidated tangible assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial

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statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Termination Date” means the earlier of (i) the Revolving Loan Termination Date and (ii) the date the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof, including, without limitation, pursuant to Section 2.2 and 2.5 and Article VIII hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Transferee” is defined in Section 12.4.

“Trust Preferred Securities” means, collectively, the following, which, without duplication, equal $67,014,000 in the aggregate:

(i)	those certain Floating Rate Capital Securities in the amount of $15,000,000 that were issued by Argonaut Group Statutory Trust on May 15, 2003 and that mature in 2033, those certain Floating Rate Common Securities in the amount of $464,000 that were issued by Argonaut Group Statutory Trust to the Borrower on May 15, 2003 and that mature in 2033, and the related Floating Rate Junior Subordinated Deferrable Interest Debentures in the amount of $15,464,000 that were issued by the Borrower on May 15, 2003 and that mature in 2033;

(ii)	those certain Capital Securities in the amount of $12,000,000 that were issued by Argonaut Group Statutory Trust III on December 16, 2003 and that mature in 2034, those certain Common Securities in the amount of $372,000 that were issued by Argonaut Group Statutory Trust III to the Borrower on December 16, 2003 and that mature in 2034, and the related Floating Rate Junior Subordinated Debt Securities due 2034 in the amount of $12,372,000 that were issued by the Borrower on December 16, 2003 and that mature in 2034;

(iii)	those certain Preferred Securities in the amount of $13,000,000 that were issued by Argonaut Group Statutory Trust IV on April 29, 2004 and that mature in 2034, those certain Common Securities in the amount of $403,000 that were issued by

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Argonaut Group Statutory Trust IV to the Borrower on April 29, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debt Securities due 2034 in the amount of $13,403,000 that were issued by the Borrower on April 29, 2004 and that mature in 2034;

(iv)	those certain Floating Rate Capital Securities in the amount of $13,000,000 that were issued by Argonaut Group Statutory Trust VI on May 12, 2004 and that mature in 2034, those certain Floating Rate Common Securities in the amount of $403,000 that were issued by Argonaut Group Statutory Trust VI to the Borrower on May 12, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Deferrable Interest Debentures in the amount of $13,403,000 that were issued by the Borrower on May 12, 2004 and that mature in 2034; and

(v)	those certain Preferred Securities in the amount of $12,000,000 that were issued by Argonaut Group Statutory Trust V on May 26, 2004 and that mature in 2034, those certain Common Securities in the amount of $372,000 that were issued by Argonaut Group Statutory Trust V to the Borrower on May 26, 2004 and that mature in 2034, and the related Floating Rate Junior Subordinated Debentures due 2034 in the amount of $12,372,000 that were issued by the Borrower on May 26, 2004 and that mature in 2034.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a LIBOR Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Benefit Plans exceeds the fair market value of all such Benefit Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Benefit Plans using each Benefit Plan’s ongoing actuarial assumptions as appropriate for calculations under FASB 35.

“Unused Fee” is defined in Section 2.5.1.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

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1.2 References. Any references to the Borrower’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of and Subsidiary, except as may otherwise be permitted hereunder.

1.3 Supplemental Disclosure. At any time at the request of the Administrative Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth as an exception to such representation or which is necessary to correct any information in such representation which has been rendered inaccurate thereby. Notwithstanding that any such supplement to such representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the breach of any representation or warranty, such supplement to such representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by Administrative Agent and the requisite number of Lenders under Section 8.2, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

ARTICLE II

THE CREDITS

2.1 Description of Facility; Commitment. From and including the date of this Agreement and prior to the Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in Dollars in amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Available Aggregate Commitment; provided that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Commitments to lend hereunder shall expire automatically on the Termination Date.

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2.2 Required Payments; Termination Date.

2.2.1 Required Payments. Any outstanding Revolving Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

2.2.2 Termination Date. Notwithstanding the termination of the Commitments on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4 Types of Advances. The Advances may be Loans consisting of Floating Rate Loans or LIBOR Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5 Unused Fee; Reductions in Aggregate Commitment.

2.5.1 Unused Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Commitment an unused fee (the “Unused Fee”) at a per annum rate equal to 0.30% times the daily unused portion of such Lender’s Commitment from and including the Closing Date to and including the Termination Date, payable quarterly in arrears on the last day of each March, June, September and December to occur during such period, and until all Obligations hereunder have been paid in full.

2.5.2 Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least three (3) Business Days’ prior written notice to the Administrative Agent of such reduction, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Unused Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Revolving Loans hereunder.

2.6 Minimum Amount of Each Advance. Each LIBOR Advance shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment. The Borrower shall not request a LIBOR Advance if, after giving effect to the requested LIBOR Advance, more than ten (10) Interest Periods would be in effect (unless such limit has been waived by the Administrative Agent in its sole discretion).

2.7 Optional Principal Payments; Mandatory Principal Prepayments.

2.7.1 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount

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of $250,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances, upon same Business Day notice to the Administrative Agent so long as such notice and payment are received prior to 12:00 noon Chicago time. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding LIBOR Advances, or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding LIBOR Advances upon three Business Days’ prior notice to the Administrative Agent.

2.7.2 Mandatory Principal Prepayments. If at any time the Borrower shall, or it shall permit any Subsidiary to, consummate any Asset Sale in contravention of Section 6.13, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to the Net Cash Proceeds resulting from such Asset Sale.

2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each LIBOR Advance. A Borrowing Notice shall specify:

(a)	the Borrowing Date, which shall be a Business Day, of such Advance,

(b)	the aggregate amount of such Advance,

(c)	the Type of Advance selected, and

(d)	in the case of each LIBOR Advance, the Interest Period applicable thereto; provided, however, that no Borrowing Notice shall specify an Interest Period that extends beyond the Revolving Loan Termination Date.

2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Floating Rate Advance unless (x) such LIBOR Advance is or was repaid in accordance with Section 2.7, (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period or (z) upon the occurrence and during the continuance of any Default, each LIBOR Advance, may, at the Required Lender’s direction, on the last day of the then existing Interest Period therefor, convert into a Floating Rate Advance and the obligations of the Lenders to make, or to convert Floating Rate Advances into LIBOR Advances shall be suspended. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a LIBOR Advance. Notwithstanding anything to the contrary

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contained in this Section 2.9, no Advance may be converted or continued as a LIBOR Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and in continuing. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a LIBOR Advance or continuation of a LIBOR Advance not later than 12:00 noon (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a)	the requested date, which shall be a Business Day, of such conversion or continuation,

(b)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(c)	the amount of such Advance which is to be converted into or continued as a LIBOR Advance and the duration of the Interest Period applicable thereto.

2.10 Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a LIBOR Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a LIBOR Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the LIBOR Rate for such Interest Period. No Interest Period may end after the Revolving Loan Termination Date.

2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance and all fees and other Obligations hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances and on any accrued and unpaid fees and other Obligations without any election or action on the part of the Administrative Agent or any Lender.

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2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIII or at any Lending Office specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with LaSalle Bank or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

2.13 Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (e) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii) The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that the Loans made or to be made by it be evidenced by a promissory note in substantially the form of Exhibit D (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) above.

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2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a LIBOR Advance on a day other than a Payment Date shall be payable on the next succeeding Payment Date. Interest accrued on each LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Administrative Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Not later than 12:00 noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.17 Lending Offices. Each Lender may book its Loans at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office. Each

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Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Offices through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan, including the interest rate applicable pursuant to Section 2.11.

2.19 Replacement of Lender. The Borrower shall have the right, in its sole discretion, at any time and from time to time to terminate or replace the Commitment of any Lender (an “Affected Lender”), in whole, upon at least thirty (30) days’ prior notice to the Administrative Agent and such Lender, (a) if such Lender has failed or refused to make available the full amount of any Loan as required by its Commitment hereunder, (b) if such Lender has been merged or consolidated with, or transferred all or substantially all of its assets to, or otherwise been acquired by any other Person, or (c) if such Lender has demanded that the Borrower make any additional payment to any Lender pursuant to Section 3.1, 3.2 or 3.5, or if such Lender’s obligation to make or continue, or convert Floating Rate Advances into, LIBOR Advances has been suspended pursuant to Section 3.3; provided, however that no such Commitment reduction shall reduce the Aggregate Commitment by more than fifteen percent (15%) thereof; provided further, that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, to the extent applicable, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the

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LIBOR Advances of such Affected Lender been prepaid on such date rather than sold to the replacement Lender and (iii) if the Affected Lender is being terminated, the Borrower shall pay to such Affected Lender all of the Obligations due to such Affected Lender (including amounts described in the immediately preceding clauses (i) and (ii) plus the outstanding principal balance of such Lender’s Loans).

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Office with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Office to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Loans, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Office of making, funding or maintaining its Commitment or LIBOR Loans or reduces any amount receivable by any Lender or any applicable Lending Office in connection with its Commitment or LIBOR Loans, or requires any Lender or any applicable Lending Office to make any payment calculated by reference to the amount of Commitment or LIBOR Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Office of making or maintaining its LIBOR Loans or Commitment or to reduce the return received by such Lender or applicable Lending Office in connection with such LIBOR Loans or Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Office of such Lender or any corporation controlling such Lender is increased as a result of a Change, then,

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within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Closing Date in the Bank Risk-Based Capital Guidelines or (ii) any adoption of, change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Office or any corporation controlling any Lender. “Bank Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines for financial institutions in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.3 Availability of Types of Advances. If (x) any Lender determines that maintenance of its LIBOR Loans at a suitable Lending Office would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund LIBOR Advances are not available or (ii) the interest rate applicable to LIBOR Advances does not accurately reflect the cost of making or maintaining LIBOR Advances, then the Administrative Agent shall suspend the availability of LIBOR Advances and require any affected LIBOR Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a LIBOR Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any actual and verifiable loss or cost incurred by it resulting therefrom, including, without limitation, any actual and verifiable loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Advance.

3.5 Taxes.

(i) All payments by the Borrower to or for the account of any Lender or Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

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(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note other than any of the foregoing which constitute Excluded Taxes (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax

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become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Office with respect to its Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined the actual amount of its loss or additional cost, and such calculation shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless (a) the representations and warranties contained in Article V are true and correct as of such date, (b) the Administrative Agent has received duly executed originals of this

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Agreement from the Borrower, the Lenders, and the Administrative Agent, and (c) the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)	Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization, and a certificate of good standing for the Borrower from the Secretary of State (or the equivalent thereto) of Texas.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its certificate of incorporation (as also certified by the appropriate governmental officer referenced in clause (i) above) and its by-laws, in each case together with all amendments thereto, and its Board of Directors’ resolutions authorizing the execution of and its performance under the Loan Documents to which it is a party.

(iii)	Incumbency certificates, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or employees of the Borrower authorized to sign the Loan Documents to which it is a party and to request Loans hereunder, upon which certificates the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)	A compliance certificate, in substantially the form of Exhibit B, signed by the chief financial officer of the Borrower, setting forth the calculations necessary to determine the Borrower’s compliance with certain covenants set forth in this Agreement on the Closing Date and stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V are true and correct as of such date, and (c) no Material Adverse Change has occurred since December 31, 2003.

(v)	A written opinion of the Borrower’s counsel, in form and substance satisfactory to the Administrative Agent and addressed to the Lenders, in substantially the form of Exhibit A.

(vi)	Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)	Such other documents as any Lender or its counsel may have reasonably requested including, without limitation, each other document identified on the list of closing documents attached hereto as Exhibit E.

4.2 Each Advance. The Lenders shall not be required to make any Advance on the applicable Borrowing Date unless:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

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(iii)	All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making an Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, on the date of the initial Revolving Loans hereunder (if different from the Closing Date) and thereafter on each date as required by Section 4.2:

5.1 Existence and Standing. Each of the Borrower and each of its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization and is properly qualified and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the consummation of the transactions contemplated thereby and the performance of its obligations thereunder have been duly authorized by its Board of Directors and no other corporate proceedings are necessary to consummate such transactions, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution, delivery and performance by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any material Contractual Obligations, to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or

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on the Property of the Borrower or a Subsidiary pursuant to the terms of, any material Contractual Obligation. The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby do not and will not require any approval of shareholders or any approval or consent of any Person under Contractual Obligations. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The December 31, 2003 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Administrative Agent and the Lenders, copies of which are included in the Borrower’s 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present, the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended.

5.5 Material Adverse Change; No Default. Since December 31, 2003, there has been no Material Adverse Change. Neither the Borrower nor any Subsidiary is a party to, or is otherwise subject to, any Contractual Obligation or other restriction contained in their respective charters, bylaws or similar governing documents, which has had a Material Adverse Effect. There exists no Default or Unmatured Default.

5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2000. No tax liens have been filed and no Internal Revenue Service claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, at law or in equity, or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans or otherwise question the validity of any Loan Document. Neither the Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgement, writ, order, injunction, decree, rule or regulation of any court or Governmental Authority which has had or is reasonably likely to have a Material Adverse Effect. Other than any liability incident to any litigation, arbitration or proceeding

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which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries have any contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 4 (as supplemented from time to time by the Borrower promptly after the formation or acquisition of any new Subsidiary) contains a complete and accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their correct legal name and respective jurisdictions of organization and the identity of the holders of all shares of each class of capital stock of each Subsidiary and the percentage ownership interests owned by each such holder. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable. No Person other than the Borrower or a Subsidiary holds or otherwise possesses any warrant, right or option to purchase or otherwise acquire stock or other securities convertible into capital stock of any Subsidiary.

5.9 Accuracy of Information. None of the schedules, certificates and other written statements and materials and information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders (in each case, unless corrected in writing in this Agreement or in a written statement delivered to the Administrative Agent and the Lenders prior to the date of the execution hereof by the Borrower) contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made and taken as a whole, not misleading. There is no fact relating to the Borrower or any of its Subsidiaries which the Borrower has not disclosed to the Administrative Agent and the Lenders in writing which has had or is reasonably likely to have a Material Adverse Effect.

5.10 Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes less than twenty-five (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

5.11 Material Agreements. Neither the Borrower nor any Subsidiary is in default and no conditions exist which, with the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.12 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.13 Ownership of Properties. The Borrower and its Subsidiaries have good and marketable title, free of all Liens other than those permitted by Section 6.15, to all of the

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Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent and the Lenders as owned by the Borrower and its Subsidiaries, other than Property and assets sold or otherwise disposed of in the ordinary course of business.

5.14 ERISA. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan other than those listed on Schedule 5 hereto. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and nothing has occurred which could reasonably be expected to cause the loss of such qualification. Except as disclosed in Schedule 5, neither Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Each Plan has been maintained and operated in all material respects, in compliance with ERISA, the Code and all other applicable laws, and in accordance with the terms of such Plan. No Benefit Plan has any accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. The sum of the Unfunded Liabilities of all Benefit Plans do not in the aggregate exceed an amount equal to the sum of fifteen percent (15%) of the value (as of any date of determination) of all Benefit Plan assets allocable to Benefit Plan benefits. Neither Borrower nor any ERISA Affiliate has any liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither Borrower nor any ERISA Affiliate has an outstanding liability in respect of (i) a failure to make a required contribution or payment to a Multiemployer Plan or (ii) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year.

5.15 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and, to the knowledge of the Borrower, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be

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expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act: Other Regulation. Neither the Borrower nor any Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any other federal or state regulatory scheme such that its ability to incur Indebtedness is limited or its ability to consummate the transactions contemplated hereby is impaired.

5.18 Indebtedness. Schedule 2 is a complete and accurate list of all of the Borrower’s and its Subsidiaries’ Indebtedness existing as of the Closing Date, which list identifies the agreements or instruments evidencing such Indebtedness and the principal amounts thereof.

5.19 Insurance. The Property of the Borrower and its Subsidiaries is insured with insurance companies not Affiliates of the Borrower, rated A- or higher by A.M. Best, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties.

5.20 Solvency. After giving effect to the Advances to be made on the Closing Date, or such other Advances requested hereunder are made, the Borrower and its Subsidiaries taken as a whole are Solvent.

5.21 Permits; Intellectual Property. The Borrower and each of its Subsidiaries own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of their businesses as currently conducted which are material to their condition (financial or otherwise), operations, performance and prospects, taken as a whole. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Borrower or any of its Subsidiaries which has or is reasonably likely to have a Material Adverse Effect.

5.22 Labor Matters. There are no collective bargaining agreements or other labor agreements covering any of the employees of the Borrower or any of its Subsidiaries. No attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower’s knowledge, threatened, planned or contemplated.

5.23 OFAC. Neither the Borrower nor any of its Subsidiaries or Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

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ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent and the Lenders:

(a) Annual Financials. (i) Agreement Accounting Principles Financials. As soon as available and in any event within 90 days after the close of each Fiscal Year of the Borrower, copies of (A) consolidated balance sheets of the Borrower and its Subsidiaries as of the close of such Fiscal Year, and (B) consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case setting forth in a comparative form the consolidated figures for the preceding Fiscal Year. Such consolidated financial statements shall be accompanied by an audit report and unqualified opinion thereon of Ernst & Young LLP or such other firm of independent auditors of recognized national standing selected by the Borrower that is reasonably satisfactory to the Administrative Agent to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the end of the Fiscal Year being reported on and the consolidated results of the operations, shareholders’ equity and cash flows for said year in conformity with Agreement Accounting Principles and that the examination of such auditors in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said auditors deemed necessary in the circumstances.

(ii) SAP Financials. As soon as available, and in any event (A) within 75 days of the close of each calendar year, a copy of each such Insurance Subsidiary’s statutory Annual Statement for such year ended December 31, as filed with the insurance department (or other equivalent insurance regulatory authority) of the state of domicile of such Insurance Subsidiary, and (B) by June 15th of each year, a copy of each such Insurance Subsidiary’s audited financial statements for such year ended December 31, as filed with the insurance department (or other equivalent insurance regulatory authority) of the state of domicile of such Insurance Subsidiary. The financial statements referred to in this Section 6.1(a)(ii) shall fairly present in all material respects the statutory financial position of each such Insurance Subsidiary as of the dates therein specified and the statutory results of operations and cash flow of each such Insurance Subsidiary for the periods therein specified, and shall be prepared in conformity with SAP. The financial statements referred to in sub-clause (B) of this Section 6.1(a)(ii) shall be accompanied by an audit report thereon of Ernst & Young LLP or such other firm of independent auditors of recognized national standing selected by the Borrower that is reasonably satisfactory to the Administrative Agent to the effect that such financial statements present fairly, in all material

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respects, the financial position of each such Insurance Subsidiary as of the end of the Fiscal Year being reported on in conformity with SAP and that the examination of such auditors in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said auditors deemed necessary in the circumstances.

(b) Quarterly Financials. (i) Agreement Accounting Principles Financials. As soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, copies of (i) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter, setting forth in a comparative form the consolidated figures as of the close of the Fiscal Year then most recently ended, and (ii) unaudited consolidated of operations, and cash flow of the Borrower and its Subsidiaries for each Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, in each case setting forth in a comparative form the unaudited consolidated figures for the corresponding periods of the preceding Fiscal Year, in each case certified by an authorized financial officer of the Borrower as presenting fairly the financial position of the Borrower and its Subsidiaries as of such date and the results of their operations and changes in their cash flows for such period.

(ii) SAP Financials. As soon as available and in any event within 50 days after the end of each of the first three calendar quarters of each calendar year, copies of each such Insurance Subsidiary’s quarterly statutory financial statements as of the close of such calendar quarter, as filed with the insurance department (or other equivalent insurance regulatory authority) of the state of domicile of such Insurance Subsidiary. The financial statements referred to herein this Section 6.1(b)(ii) shall fairly present in all material respects the statutory financial position of each such Insurance Subsidiary as of the dates therein specified and the statutory results of operations and cash flow of each such Insurance Subsidiary for the periods therein specified, and shall be prepared in conformity with SAP.

(c) Compliance Certificate. Together with the financial statements required under Sections 6.1(a)(i) and (ii) and (b)(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement as of the applicable date of determination for such covenant, as the case may be, and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and whether any Subsidiary has been formed or acquired during the Fiscal Quarter ending as of the date of such financial statements.

(d) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than sixty (60) days after the beginning of each Fiscal Year commencing with the Fiscal Year beginning January 1, 2005, a copy of the plan and forecast (including a projected balance sheet, income statement and statement of cash flow) of the Borrower and its Subsidiaries for such Fiscal Year prepared in such detail as shall be reasonably satisfactory to the Administrative Agent.

(e) Plan Statements. Within 270 days after the close of each plan year, a statement of the Unfunded Liabilities of each Benefit Plan, certified as correct by an actuary enrolled under ERISA.

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(f) Reportable Events. As soon as possible and in any event within 10 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(g) Environmental Notices. As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries.

(h) SEC and Other Reports. Promptly upon their becoming available, one copy of each (i) financial statement, report, notice or proxy statement sent by the Borrower to its stockholders generally, and each press release made available generally by the Borrower to the public concerning material developments in the business of the Borrower, and each notification on Schedule 13-D received by the Borrower pursuant to the Securities Exchange Act and the rules promulgated thereunder evidencing an increase in ownership of the Borrower’s capital stock of 5% or more, and (ii) regular or periodic report and any registration statement or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency.

(i) Management Letters. Promptly upon receipt thereof, one copy of each management letter to the Audit Committee of its Board of Directors from its independent auditors.

(j) Creditor Reports. Promptly after the furnishing thereof, copies of any notice or any other material statement or report furnished to any holder of the securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement relating to Indebtedness in excess of $1,000,000 and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to any other clause of this Section 6.1.

(k) Actuarial Reviews. As soon as available, and in no event later than June 15th of each year, true and complete copies of all actuarial reports regarding each Insurance Subsidiary’s year end loss reserves, prepared by the actuaries of such Insurance Subsidiary, and any actuarial reports prepared for such Insurance Subsidiaries by other actuaries, independent or otherwise, regarding each Insurance Subsidiary’s year end loss reserves, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”); provided, however, that the actuary performing such report must be acceptable to the Administrative Agent. The information and data furnished by each Insurance Subsidiary to its independent actuaries in connection with the preparation of the Actuarial Analyses shall be accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. Such Actuarial Analyses shall be determined in accordance with SAP and generally recognized actuarial methods and standards, consistently applied.

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(l) IRIS Ratios. As soon as available, and in no event later than March 31st of each year, for each Insurance Subsidiary, all financial ratios reported pursuant to the NAIC’s Insurance Regulatory Information System (IRIS) early warning system.

(m) Insurance RBC Ratio. As soon as available, and in no event later than March 31st of each year, for each Insurance Subsidiary, (a) a report providing the Insurance RBC Ratio of such Insurance Subsidiary, and (b) a certificate of the chief financial officer of the Borrower attesting to the compliance of the calculation of such Insurance Subsidiary’s Insurance RBC Ratio with NAIC guidelines.

(n) A.M. Best Ratings Change. On any date on which A.M. Best affirms, revises, changes or otherwise alters its financial strength rating of an Insurance Subsidiary or any Affiliate thereof, the Borrower shall notify the Administrative Agent of such affirmed, revised, changed or altered rating on such date and shall deliver to the Administrative Agent on such date copies of any written report or other written materials prepared and delivered by A.M. Best to the applicable Insurance Subsidiary or other Affiliate discussing or explaining such affirmed, revised, altered or changed rating, including, without limitation, the annual report prepared by A.M. Best in connection with its regularly scheduled review of the financial strength of the Insurance Subsidiaries.

(o) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect and specifying what action the Borrower has taken, is taking or proposes to take with respect thereto.

6.4 Conduct of Business; Charter Amendments; Accounting Changes.

6.4.1 Conduct of Business. The Borrower will, and, except as otherwise expressly permitted under the terms of this Agreement (including a disposition permitted under Section 6.13(b)), will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized and validly existing, and in good standing, as a domestic corporation in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and preserve and keep in full force and effect all licenses, permits, rights and franchise materials to conduct its business as currently conducted, the failure of which to obtain or maintain, would have a Material Adverse Effect.

6.4.2 Charter Amendments. The Borrower will not adopt and will not permit any

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Subsidiary to adopt, any amendment to the certificate of incorporation or bylaws of the Borrower or any of its Subsidiaries, other than any amendment which could not impair the rights or interests of the Administrative Agent and the Lenders or otherwise result in a Material Adverse Effect.

6.4.3 Accounting Changes. The Borrower will not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by Agreement Accounting Principles subject to Section 9.8 hereof.

6.5 Taxes; Claims, Judgments, Etc. The Borrower will, and will cause each of its Subsidiaries to file on a timely basis complete and correct United States federal and applicable foreign, state and local tax returns required by law. The Borrower will promptly pay and discharge, and will cause each of its Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Borrower or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all judgments and claims which if unpaid might become a Lien upon any property of the Borrower or such Subsidiary; provided that neither the Borrower nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or account payable, judgment or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings promptly instituted and diligently conducted which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary in either case, for the duration of such action or proceeding, and (ii) the Borrower or such Subsidiary shall set aside on its books reserves in conformity with Agreement Accounting Principles deemed by it to be adequate with respect thereto.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Administrative Agent and the Lenders upon request full information as to the insurance carried. Upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent and the Lenders, at reasonable intervals, a certificate signed by a Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and each Subsidiary in accordance with this Section 6.6 and attaching thereto a certificate of insurance with respect to all such insurance.

6.7 Compliance with Laws. Promptly comply and cause each of its Subsidiaries to comply, with all laws, ordinances or governmental rules and regulations, orders, writs, judgments, injunctions, decrees and awards to which it is subject including, without limitation, ERISA and all Environmental Laws in all applicable jurisdictions, the violation of which could reasonably be expected to result in a Material Adverse Effect, or could reasonably be expected to result in the creation of any Lien on any property of the Borrower or any Subsidiary; provided that neither the Borrower nor any such Subsidiary shall be required to comply with any such law, ordinance, rule or regulation, the applicability of which is being contested in good faith by appropriate actions or proceedings promptly instituted and diligently conducted which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary in either case, for the duration of such action or proceeding.

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6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and cause each of its Subsidiaries to keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Borrower or such Subsidiary, in accordance with Agreement Accounting Principles consistently applied (except for changes disclosed in the financial statements furnished pursuant to this Agreement and concurred in by the independent auditors referred to in Section 6.1 hereof), and permit the Administrative Agent and any Lender, or their respective representatives and agents, to visit and inspect, under the Borrower’s guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and, if there shall have occurred and be continuing a Default, independent auditors (and by this provision the Borrower authorizes said auditors to discuss the finances and finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided that no such inspection or examination shall unreasonably interfere with the business of the Borrower. Following the occurrence of any Default, the Borrower shall bear the expense of any such inspection or examination.

6.9 Further Assurances. At any time and from time to time, the Borrower agrees that the Borrower will cooperate with the Administrative Agent and the Lenders and will execute and deliver, or cause to be executed and delivered, all such further instruments and documents, and will take all such further actions, as the Administrative Agent or any Lender may reasonably request in order to carry out the provisions and purposes of this Agreement or any other Loan Document.

6.10 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding (each a “Restricted Payment”), except that:

(a) the Borrower may pay publicly announced and regularly scheduled dividends on its issued and outstanding common stock that is traded publicly on a national securities exchange; provided, however, that no dividend shall be permitted under this clause (a) upon the occurrence and during the continuance of a Default or an Unmatured Default.

(b) the Borrower may pay regularly scheduled dividends on its Series A Mandatory Convertible Preferred Stock permitted under Section 6.11(b).

(c) the Borrower and any Subsidiary may make any scheduled payment required in connection with the Trust Preferred Securities permitted under Section 6.11(d).

(d) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary.

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(e) conversions by the holders of shares of the Series A Mandatory Convertible Preferred Stock may occur in accordance with the terms thereof as in effect as of the Closing Date.

6.11 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) The Obligations.

(b) The Series A Mandatory Convertible Preferred Stock.

(c) Indebtedness existing on the Closing Date and described in Schedule 2, and any refinancing, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension.

(d) Indebtedness outstanding under the Trust Preferred Securities in an aggregate principal amount not to exceed $67,014,000 at any time, together with all guaranty obligations owing in respect thereof.

(e) Indebtedness arising from intercompany loans from the Borrower to any Affiliate thereof or from any such Affiliate to the Borrower or loans from one such Affiliate to another such Affiliate that are guaranteed by the Borrower; provided, that in each case such Indebtedness is unsecured and is subordinated upon terms satisfactory to the Administrative Agent to the obligations of the Borrower and its Subsidiaries with respect to the Obligations.

(f) Indebtedness (including all Permitted Purchase Money Indebtedness) secured by Liens, in a principal amount outstanding not to exceed $1,000,000 in the aggregate at any time.

(g) Rate Management Obligations owing by the Borrower or any Subsidiary thereof to a Lender or an affiliate thereof pursuant to a Rate Management Transaction.

(h) Indebtedness structured in a manner substantially similar to Indebtedness under the Trust Preferred Securities in an aggregate amount not to exceed $31,000,000; provided, that any “Obligations” (as defined therein) owing in connection therewith shall be fully subordinated to the Obligations outstanding from time to time in connection with the Loan Documents.

(i) Indebtedness not otherwise permitted under this Section 6.11 in a principal amount outstanding not to exceed $5,000,000 in the aggregate at any time.

6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary; provided, however in any such case, the Borrower or the applicable Wholly-Owned Subsidiary must be the surviving entity and after giving effect thereto no Default or Unmatured Default shall exist.

6.13 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer, assign or otherwise dispose of its Property to any other Person (each an “Asset Sale”), except that:

(a) the Borrower and its Subsidiaries may sell, transfer or assign any of their respective Property in the ordinary course of business so long as such sale, transfer or assignment complies with the terms of the Argonaut Investment Policy.

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(b) the Borrower and its Subsidiaries may lease, sell, transfer or otherwise dispose of any item of Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) during the twelve-month period or the period from the Closing Date, if shorter) ending with the month in which any such lease, sale or other disposition occurs, does not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.14 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Cash Equivalent Investments.

(b) Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 1.

(c) Permitted Investments.

(d) Investments complying with the term of the Argonaut Investment Policy.

(e) Investments which, together with all other Investments made in reliance on this Section 6.14(e) during the preceding twelve-month period (or the period from the Closing Date, if shorter), do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.15 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, including, without limitation, the capital stock and other equity interests of the Insurance Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

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(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e) Liens existing on the Closing Date and described in Schedule 3.

(f) Non-consensual Liens arising in connection with court proceedings if (i) such Liens secure monetary or non-monetary judgments or orders not otherwise constituting an Event of Default under Section 7.9 or (ii) the execution or other enforcement of any such Lien is effectively stayed and the claims secured thereby are being contested in good faith in such manner that the property subject to any such lien is not subject to forfeiture, and further provided that adequate reserves are established and maintained by the Borrower in accordance with Agreement Accounting Principles.

(g) Liens securing Indebtedness permitted under Section 6.11(e).

6.16 Affiliate Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17 ERISA. During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrower shall not (i) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code) with respect to a Benefit Plan; (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency of any Benefit Plan; (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Company or any ERISA Affiliate under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any member of its controlled group to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; (vii) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

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6.18 Financial Covenants.

6.18.1 Interest Coverage Ratio. The Borrower shall maintain a ratio (the “Interest Coverage Ratio”) of (i) the aggregate of the Available Dividends of the Insurance Subsidiaries to (ii) the Consolidated Interest Expense for any period of calculation hereunder of at least 3.00 to 1.00. The Interest Coverage Ratio shall be calculated as of the last day of each Fiscal Quarter for the four Fiscal Quarter period ending on such day.

6.18.2 Leverage Ratio. The Borrower shall not permit the Leverage Ratio, as determined as of the last day of each Fiscal Quarter for the four Fiscal Quarter period ending on such day, to be greater than 0.25 to 1.00.

6.18.3 Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than $500,000,000.

6.18.4 Insurance Risk Based Capital. The Insurance RBC Ratio shall at no time be less than 240% in the case of Colony Insurance Co. and 225% in the case of each other Insurance Subsidiary.

6.19 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist (i) any Sale and Leaseback Transaction; or (ii) any other transaction not covered by clause (i) pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities which, when taken together with all of the Borrower’s and its Subsidiaries’ Off-Balance Sheet Liabilities (other than those incurred in accordance with clause (i)), causes the Borrower’s and its Subsidiaries’ aggregate Off-Balance Sheet Liabilities to exceed $1,000,000.

6.20 Insurance Licenses and Permits. Each of the Insurance Subsidiaries shall hold and maintain Certificates of Authority and any other required insurance licenses in each state in which such Insurance Subsidiary conducts an insurance business.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Breach of Representations or Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false on the date as of which it was made.

7.2 Failure to Make Payments When Due. Nonpayment of (i) principal of any Loan when due, or (ii) interest upon any Loan or any Unused Fee or other Obligations under any of the Loan Documents within three days after such interest, fee or other Obligation becomes due and payable.

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7.3 Breach of Covenants. The breach by the Borrower of any of the terms or provisions of Section 6.3 or Sections 6.10 through 6.20.

7.4 Other Breaches. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date the Borrower or any Subsidiary shall have knowledge of the occurrence thereof and (ii) written notice thereof shall have been given to the Borrower.

7.5 Default as to Other Indebtedness.

(i) Failure of the Borrower or any of its Subsidiaries to pay when due and payable (whether at stated maturity, by acceleration or otherwise) any Indebtedness which, individually or in the aggregate exceeds $2,000,000 or the equivalent thereof in currencies other than Dollars) (the indebtedness described in this clause (i) being referred to as “Material Indebtedness”) and such default continues after the applicable grace period applicable thereto; or

(ii) Any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(iii) The Borrower or any of its Subsidiaries shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due; or

(iv) The default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders (or trustee on behalf of any such holder) of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity.

7.6 Voluntary Bankruptcy; Appointment of Receiver; Etc. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, custodian,

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examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8 Custody or Control of Property. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 Judgments. The Borrower or any of its Subsidiaries shall fail within thirty (30) days of the later of the date of entry or the due date, to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by independent third party insurance as to which the insurer has not disclaimed coverage) in excess of $2,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 Unfunded Liabilities. The sum of the Unfunded Liabilities of all Benefit Plans exceeds in the aggregate an amount equal to the sum of fifteen percent (15%) of the value (as of any date of determination) of all Benefit Plan assets allocable to Benefit Plan benefits. Any Termination Event shall occur in connection with any Benefit Plan, which could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates, individually or in the aggregate with all other Termination Events, in excess of $3,000,000.

7.11 Other ERISA Liabilities. The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any ERISA Affiliate as withdrawal liability (determined as of the date of such notification), exceeds $3,000,000 or requires payments exceeding $2,000,000 per annum.

7.12 Environmental Matters. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.13 Change in Control. Any Change in Control shall occur.

7.14 Subordination. Obligations owing in connection with the Trust Preferred Securities or Indebtedness incurred pursuant to Section 6.11(h) shall at any time and for any reason cease to be fully subordinated to the Obligations outstanding in connection with the Loan Documents.

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7.15 Other Default. The occurrence of any “event of default” or “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided. Any material provision of any Loan Document after delivery thereof pursuant to the terms hereof or of any other Loan Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or the Borrower shall so state in writing.

7.16 Rate Management Obligation. Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction, and such default continues after the applicable grace period applicable thereto.

7.17 Loss of Licenses. Any governmental authority revokes or fails to renew any material license, permit or franchise of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit or franchise, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, which could reasonably be expected to result in losses or liability of the Borrower or any of its Subsidiaries, individually or in the aggregate, in excess of $2,000,000.

7.18 Material Adverse Effect. A Material Adverse Effect shall occur.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs or any Material Adverse Change occurs which, if uncorrected, would in the reasonable good faith judgment of the Required Lenders result in any other Default, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided,

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however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

(i)	Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof).

(ii)	Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”.

(iii)	Extend the Revolving Loan Termination Date or the Termination Date or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder.

(iv)	Permit the Borrower to assign its rights or obligations under this Agreement.

(v)	Except in accordance with the terms of the Loan Documents, release any guarantor of the Obligations or all or substantially all of the collateral, if any, securing the Obligations.

(vi)	Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations have been paid in full.

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ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10, 10.11, and 10.13 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(i) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges, and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Administrative Agent and Arrangers, which attorneys and paralegals may or may not be employees of the Administrative Agent or the Arranger, and expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, administration and collection of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any reasonable costs, internal charges, and out-of-pocket expenses (including attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Administrative Agent, the Arranger and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent, the Arranger or the

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Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 9.6 will not include costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time LaSalle Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by LaSalle Bank from information furnished to it by or on behalf of the Borrower, after LaSalle Bank has exercised its rights of inspection pursuant to this Agreement.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto, and all reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that the same arose or resulted solely from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems necessary.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

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9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, the Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Administrative Agent, the Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Administrative Agent, the Arranger or any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined that such losses resulted solely from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Administrative Agent, the Arranger or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee or prospective Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4. Information made publicly available by the Borrower or any Subsidiary thereof to non-Affiliate third parties, including, without limitation, information set forth in filings with the U.S. Securities and Exchange Commission or information disseminated in press releases issued by the Borrower or any Subsidiary thereof, shall not constitute confidential information subject to the terms of this Section 9.11. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party hereto (and each employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such party relating to such tax treatment or tax structure, and it is hereby confirmed that each party has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

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9.12 Lenders Not Utilizing Plan Assets. None of the consideration used by any of the Lenders to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of each of the Lenders in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14 Disclosure. The Borrower and each Lender hereby acknowledge and agree that LaSalle Bank and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

ARTICLE X

THE AGENT

10.1 Appointment; Nature of Relationship. LaSalle Bank is hereby appointed by each of the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent”, it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3 General Immunity. Neither the Administrative Agent or any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any

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action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security, if any; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as an Agent or in its individual capacity).

10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless they shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of the Administrative Agent and Counsel. The Administrative Agent may execute any of its respective duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

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10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Aggregate Outstanding Credit Exposure) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, but not limited to, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment in a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

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10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as its successor Administrative Agent hereunder. If an Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of the Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of the Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then (a) the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous

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rate of the new Administrative Agent and (b) the references to “LaSalle Bank” in the definitions of “LIBOR Base Rate” and “Prime Rate” and in the last sentence of Section 2.12 shall be deemed to be a reference to such successor Administrative Agent in its individual capacity.

10.13 Additional Fees. The Borrower agrees to pay to LaSalle, for its account, the fees agreed to by the Borrower and LaSalle pursuant to that certain letter agreement dated July 22, 2004, or as otherwise agreed from time to time.

10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans then due and payable (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns.

12.1.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the

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Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 12.1.1 shall be null and void, and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which (i) extends the final maturity of any Loan or forgives all or a portion of the principal amount thereof or interest or fees thereon, or reduces the rate or extends the time of payment of interest or fees on any such Loan or the related Commitment, (ii) extends the Revolving Loan Termination Date or the Termination Date,

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(iii) releases any guarantor, if any, of the Obligations or all or substantially all of the collateral, if any, securing the Obligations, or (iv) increases the amount of the participation of such Participant.

12.2.3 Benefit of Setoff. Provided the Borrower has received written notice of the granting of the participation, the Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). The consent of the Borrower and the Administrative Agent shall be required prior to an Assignment Agreement becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that subsequent to the occurrence of a Default, the consent of the Borrower shall not be required. Neither the Administrative Agent nor the Borrower shall unreasonably withhold or delay any consent under this Section 12.3.1. Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $2,000,000 and integral multiples of $1,000,000 in excess thereof or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment), or, if the Termination Date has occurred, the remaining amount of the assigning Lender’s Outstanding Credit Exposure.

12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Section 12.3.1, and (ii) payment by the assigning Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the

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Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or, if the Termination Date has occurred, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.

12.3.3 The Register. Notwithstanding anything to the contrary in this Agreement, the Borrower hereby designates the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as the Borrower’s contractual representative solely for purposes of this Section 12.3.3. In this connection, the Administrative Agent shall maintain at its address referred to in Section 13.1 a copy of each Assignment Agreement delivered to and accepted by it pursuant to this Section 12.3.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, principal amount of and interest on the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 12.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by the Borrower pursuant to Section 6.1; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Administrative Agent or any Lender party

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hereto as of the Closing Date, at its respective address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender that becomes a party hereto pursuant to Section 12.3, at its address or facsimile number set forth in the applicable Assignment Agreement or, if none is provided therein, in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, or (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS SECTION 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY

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SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN COOK COUNTY, ILLINOIS.

15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

USA PATRIOT ACT

The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. WHAT THIS MEANS FOR THE BORROWER: When the Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and , if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also, ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

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IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ARGONAUT GROUP, INC., as the Borrower

By:	/s/
Name:	Mark Haushill
Title:	Chief Financial Officer

Address:	10101 Reunion Place
San Antonio, TX 78216

Attention:	Steve McElhiney,
Vice President
Phone:	(210) 321-8556
Fax:	(210) 344-5852

SIGNATURE PAGE TO ARGONAUT CREDIT AGREEMENT

LASALLE BANK NATIONAL ASSOCIATION, as the Administrative Agent and as a Lender

By:	/s/
Name:	Brad J. Kronland
Title:	Assistant Vice President

Address:	135 South LaSalle Street
Chicago, IL 60603

Attention:	Bradley J. Kronland
Assistant Vice President
Phone:	(312) 904-8163
Fax:	(312) 904-6189

SIGNATURE PAGE TO ARGONAUT CREDIT AGREEMENT

COMMITMENT SCHEDULE

LENDER	COMMITMENT	PRO RATA SHARE
LaSalle Bank National Association	$25,000,000	100%

AGGREGATE COMMITMENT/ AGGREGATE PRO RATA SHARE	$25,000,000	100%

SCHEDULE 1

INVESTMENTS

SCHEDULE 2

INDEBTEDNESS

SCHEDULE 3

LIENS

SCHEDULE 4

SUBSIDIARIES

SCHEDULE 5

ERISA